Exhibit 99.1

Contact:

Investor inquiries: Michael Boennighausen Chief Financial Officer 650-614-4100	Media inquiries: BCC Partners Karen L. Bergman 650-575-1509

For Immediate Release

Conor Medsystems Announces Second Quarter 2005 Financial Results

Menlo Park, California, August 3, 2005 – Conor Medsystems, Inc. (Nasdaq: CONR) today announced results of operations for the quarter ended June 30, 2005.

Conor reported a net loss for the second quarter of 2005 of $11.8 million, compared to a net loss of $4.9 million for the same period last year. The net loss attributable to common stockholders was $11.8 million, or $0.36 per share, in the second quarter of 2005, compared to $5.7 million, or $1.56 per share, in the second quarter of 2004. For the six-months ended June 30, 2005, Conor reported a net loss of $23.6 million, compared to $8.9 million for the same period last year. As of June 30, 2005, Conor had cash and cash equivalents of $108.3 million.

Revenues from product sales were $288,000 for the second quarter of 2005. Product sales during the second quarter of 2005 were the result of shipments of Conor’s CoStar™ cobalt chromium paclitaxel-eluting stent in certain non-CE Mark requiring countries. Prior to February 2005, Conor had not generated any revenues from the sale of its CoStar stent. Cost of sales was $603,000 for the second quarter of 2005.

Research and development expenses increased to $6.5 million in the second quarter of 2005 from $4.0 million in the second quarter of the prior year, primarily due to higher payroll expenses associated with an increased number of research and development personnel, expenditures for Conor’s clinical trials and non-cash stock-based compensation expense. General and administrative expenses increased to $5.6 million in the second quarter of 2005 from $1.0 million in the same period last year, primarily due to increased expenses for professional services and higher payroll and non-cash stock-based compensation expenses. Research and development expenses for the six-months ended June 30, 2005 totaled $14.1 million, compared to $7.3 million for the same period in 2004. General and administrative expenses for the six-months ended June 30, 2005 totaled $10.2 million, compared to $1.7 million for the same period in 2004.

“We continue to make progress in the development and commercialization of our innovative drug delivery stent,” commented Frank Litvack, M.D., Conor’s Chairman and CEO. “This quarter marked the initiation of our U.S. pivotal clinical trial of the CoStar paclitaxel-eluting stent, the presentation of positive long-term clinical data from our clinical study of the CoStar stent in Europe and the commercial launch of the CoStar stent late in the second quarter in certain non-CE Mark requiring countries.”

Highlights of second quarter of 2005 include:

•	Initiation of Conor’s U.S. pivotal clinical trial, COSTAR II (Cobalt chromium Stent with Antiproliferative for Restenosis), which is designed to support Conor’s application for regulatory approval of the CoStar stent in the U.S.

•	Presentation of positive twelve-month follow-up clinical data on the first arm of the pivotal EuroSTAR study evaluating the CoStar stent.

•	Receipt of ISO certification for Conor’s commercial manufacturing facility in Ireland.

•	CE Mark approval in the European Community of Conor’s bare-metal UniStar™ stent.

Conference Call and Webcast Information

Frank Litvack, M.D., Chairman and Chief Executive Officer, Michael Boennighausen, Chief Financial Officer, and members of the Conor Medsystems executive management team will host a conference call at 5:00 p.m. Eastern Time today to discuss Conor’s financial results, clinical trial developments, product development updates and other business matters.

To access the live audio broadcast or the subsequent archived recording, visit the webcast section of Conor’s website located at www.conormed.com. Please log on to Conor’s website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, and institutional investors can access the call via www.streetevents.com. The dial-in number for the conference call is 866-831-6162 in the U.S., 617-213-8852 outside the U.S., and the participant passcode is 46465286.

About Conor Medsystems

Conor Medsystems, Inc. develops innovative controlled vascular drug delivery technologies and has initially focused on the development of drug-eluting stents to treat coronary artery disease. For further information about Conor and controlled vascular delivery, visit www.conormed.com.

CoStar™ is not available for sale in the U.S. CoStar is an investigational device limited by federal law to investigational use.

Forward-looking Statements

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statement related to the development and commercialization of the company’s CoStar stent. All forward-looking statements and other information included in this press release are based on information available to Conor Medsystems as of the date hereof, and the company assumes no obligation to update any such forward-looking statements or information. The company’s actual results could differ materially from those described in the company’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005, including: (i) the risk that if any patent infringement claims or other intellectual property claims against the company are successful, the company may, among other things (a) be enjoined from, or required to cease, the development, manufacture, use and sale of products that infringe the patent rights of others, including the company’s CoStar stent, (b) be required to expend significant resources to redesign its technology so that it does not infringe others’ patent rights, which may not be possible, and/or (c) be required to obtain licenses to the infringed intellectual property, which may not be available to the company on acceptable terms, or at all; (ii) the risk that intellectual property litigation against the company could significantly disrupt the company’s development and commercialization efforts, divert management’s attention and quickly consume the company’s financial resources; (iii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including, among other things, (a) the risk that clinical results reported to date may not be indicative of future clinical results and that longer-term results the company obtains with its CoStar stent may not show similar effectiveness, (b) the risk that the COSTAR II trial may not be completed on schedule, or at all, including as a result of the recall or removal from the market of the control stent to be used in the COSTAR II trial, or as a result of patients experiencing adverse side effects or events related to the CoStar stent, which could result in substantial delays and a redesign of the trial, (c) the risk that issues in the company’s manufacturing processes could delay or impede the company’s clinical development plans, (d) the risk that the third parties on whom the company relies to conduct its clinical trials may not perform as contractually required or expected, (e) the risk that the company may not satisfy the requirements of the FDA’s conditional approval of the company’s investigational device exemption application to begin enrollment in the COSTAR II trial on a timely basis, or at all, which could result in substantial delays or the company being required to cease enrollment in the trial and (f) risks related to regulation by the FDA and the company’s limited experience in regulatory affairs, including the risk that that the company may never obtain FDA approval; (iv) the risk that the company’s CoStar stent may not achieve market acceptance, even if the company obtains necessary regulatory approvals; (v) the risk that the loss of the company’s single source suppliers could impede the company’s development efforts and prevent or delay commercialization of the CoStar stent; (vi) the risk that the company or its suppliers may not achieve or maintain required regulatory approvals for manufacturing operations, which could delay or impede the company’s commercialization efforts; and (vii) the risk that the company may not be able to maintain arrangements with third parties to market and sell the CoStar stent. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the company’s periodic reports filed with the SEC, including the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

# # #

Conor Medsystems, Inc.

(a development stage company)

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Product sales	$288	$—	$324	$—

Total revenue	288	—	324	—
Cost of sales	603	—	841	—

Gross profit	(315)	—	(517)	—

Operating expenses:
Research and development (1)	6,453	3,978	14,106	7,258
General and administrative (1)	5,564	978	10,169	1,718

Total operating expenses	12,017	4,956	24,275	8,976

Loss from operations	(12,332)	(4,956)	(24,792)	(8,976)

Interest and other income	788	40	1,468	94
Interest and other expense	(280)	—	(248)	—

Net loss	(11,824)	(4,916)	(23,572)	(8,882)

Accretion to redemption value of redeemable convertible preferred stock	—	(808)	—	(1,601)

Net loss attributable to common stockholders	$(11,824)	$(5,724)	$(23,572)	$(10,483)

Basic and diluted net loss per share attributable to common stockholders	$(0.36)	$(1.56)	$(0.72)	$(2.89)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	32,954	3,661	32,767	3,631

(1) Includes non-cash stock-based compensation expense as follows:
Research and development	$1,037	$180	$2,284	$353
General and administration	1,717	185	3,561	367

Total	$2,754	$365	$5,845	$720

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands)

	June 30, 2005	Dec. 31, 2004
Cash and cash equivalents	$108,349	$117,676
Working capital	103,711	114,521
Total assets	114,642	120,889

Long-term liabilities	197	251
Deficit accumulated during the development stage	(68,083)	(44,511)
Total stockholders’ equity	107,396	116,391